EXHIBIT 10.2

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, made as of ________, 20__, by and between SAGA COMMUNICATIONS, INC., a Florida corporation (the “Corporation”), and [[FIRSTNAME]] [[LASTNAME]] (the “Grantee”).

W I T N E S S E T H

WHEREAS, the Grantee is now employed as an Officer, General Manager or other qualified employee by the Corporation or a subsidiary of the Corporation and the Corporation desires to have the Grantee remain in such employment and to afford Grantee the opportunity to acquire, or enlarge, Grantee’s stock ownership in the Corporation so that the Grantee may have a direct proprietary interest in the Corporation’s success.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.Grant of Restricted Stock

The Corporation grants to the Grantee, and the Grantee accepts from the Corporation, [[SHARESGRANTED]] shares of Class A Common Stock of the Corporation (“Restricted Stock”) subject to the restrictions and terms contained in this Agreement and the Saga Communications, Inc. 2023 Incentive Compensation Plan (the “Plan”), as amended from time to time.  Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

2.Restrictions on Transferability

Restricted Stock may not be transferred, pledged, assigned or otherwise alienated or hypothecated until the Restricted Stock has vested as specified in Section 3 below.  Prior to the vesting of any Restricted Stock, all rights with respect to Restricted Stock shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s legal representative.  The shares of Restricted Stock will be issued and held in book entry form under the name of the Plan, and Grantee will be listed as the beneficial owner of the Restricted Stock that has not been forfeited, or vested and issued as provided in paragraphs 3, 4 and 5 below.  Such book-entry shares may include restrictive instructions to the Corporation’s registrar and transfer agent in accordance with the Plan and the Agreement.  Grantee shall have voting rights and shall be entitled to receive dividends and other distributions (provided, however, that dividends or other distributions paid in any form other than cash shall be subject to the same restrictions, forfeitability, terms and conditions as are applicable to the Restricted Stock until such time as the Restricted Stock with respect to which such distributions have been made, paid or declared, shall have vested).

3.Vesting of Restricted Stock

Subject to the terms of this Agreement, the portions of Restricted Stock granted under this Agreement shall vest according to the following schedule:

Date of Grant	Stock Which Vests
Anniversaries of Date of Grant	Portion of Restricted Stock Which Vests
__________, 20__	33 1/3%
__________, 20__	33 1/3%
__________, 20__	33 1/3%

With respect to any fractional shares resulting from the application of the 33 1/3% times the total amount of the Restricted Stock, such fractional shares shall cumulate and be distributed on the last vesting date.  If this is not possible, Grantee will receive the cash value of any remaining fractional shares.

4.Termination of Employment

If the status of Grantee as an Employee of the Corporation terminates for any reason prior to an applicable date(s) of vesting, the shares of Restricted Stock with respect to such applicable date(s) shall be forfeited by Grantee, provided, however, that the Committee, in its sole discretion, may waive or change the restrictions or add additional restrictions with respect to the Restricted Stock that would otherwise be forfeited, as it deems appropriate.

The term “subsidiary” as used in this Agreement shall mean any subsidiary of the Corporation as defined in Section 424(f) of the Code.  The term “parent” as used in this Agreement shall mean any parent of the Corporation as defined in Section 424(e) of the Code.

All Restricted Stock shall become fully vested upon the occurrence of a Change in Control, if Grantee is an Employee at the time of such Change in Control.  To the extent practicable, such acceleration of vesting shall occur in a manner and at a time which allows the Grantee the ability to participate in the Change in Control with respect to the shares of Class A Common Stock to be received by Grantee.

5.Issuance of Shares

Upon the vesting of any portion of Restricted Stock, Grantee shall be entitled to issuance of such portion of the Restricted Stock (and any applicable stock distributions) in the name of the Grantee in book-entry form.  Transfer by the Corporation of such shares shall occur as promptly as practicable after such vesting.

6.Section 83(b) Election

The Grantee may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Corporation with a copy of an executed version and satisfactory evidence of the timely filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

7.Withholding

Grantee may satisfy applicable withholding for income and employment taxes by using any of the methods set forth in Section 2.3 of the Plan as provided in Section 7.7 of the Plan.

8.Compliance With Law and Regulations

This Agreement and the obligation of the Corporation to deliver shares hereunder, shall be subject to all applicable Federal and State laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of stock prior to (a) the listing of such shares on any stock exchange in which the stock may then be listed and (b) the completion of any registration or qualification of such shares under any Federal or State law, or any rule or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable. Moreover, the Corporation shall not be required to deliver shares if the transfer or the receipt of such shares of stock would be contrary to applicable law.

9.Notice

Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address is so designated, all notices or communications by the Grantee to the Corporation shall be mailed or delivered to the Corporation at its office at 73 Kercheval Avenue, Grosse Pointe Farms, MI 48236, Attention: Chief Financial Officer, and all notices or communications by the Corporation to the Grantee may be given to the Grantee personally or may be mailed to him or her at the address shown below his or her signature to this Agreement.

10.Adjustments

The provisions of Article VI of the Plan are incorporated herein.

11.No Right to Continued Employment

This grant of Restricted Stock shall not confer Grantee any right with respect to continuance of employment by the Corporation or any subsidiary or parent, nor shall it interfere in any way with the right of the Grantee’s employer to terminate Grantee’s employment at any time.

12.Retention Requirement

Until Grantee is no longer an Employee, Grantee shall retain 50% of the Restricted Stock.  For purposes of clarity, the 50% is based on the total number of shares granted and is not reduced by any shares which have vested or which are sold or transferred, but is reduced by shares which have been netted out to pay withholding taxes.

13.Section 409A

Awards made pursuant to the Plan and this Agreement are intended to be exempt from Code Section 409A and the applicable guidance promulgated thereunder.  Nevertheless, the terms of the Plan and Awards made pursuant to the Plan and this Agreement shall be interpreted in a manner that is consistent with Code Section 409A and the intent to be exempt from and, to the extent not exempt from, compliant with, Code Section 409A.

14.Clawbacks

By accepting an Award, Grantee is agreeing to be bound by the Corporation’s Clawback Policy which may be amended from time to time by the Corporation in its discretion (including, without limitation, to comply with (i) the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (ii) federal securities laws, regulations and rules, and (iii) regulations or rules of NASDAQ or any other stock exchange or stock market on which the Corporation’s Class A Common Stock is listed or traded) and is further agreeing that all of Grantee’s Awards and this Agreement may be unilaterally amended by the Corporation to the extent needed to comply with the Clawback Policy.

15.Interpretation

Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Corporation to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Corporation.

16.Restricted Stock Subject to Plan

This Agreement is subject to the Plan as approved by the Corporation's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.Successors and Assigns

The Corporation may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Corporation and is binding upon Grantee.

18.Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.No Impact on Other Benefits

The value of the Grantee’s Restricted Stock is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

20.Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.Acceptance

The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon vesting of the Restricted Stock or disposition of the Restricted Stock and that the Grantee should consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SAGA COMMUNICATIONS, INC.

By:

Samuel D. Bush

SVP/Treasurer/CFO

GRANTEE

[[SIGNATURE]]

[[FIRSTNAME]] [[LASTNAME]]

[[RESADDR1]]

[[RESADDR2]]

[[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]